UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 12, 2008
GATX Corporation
(Exact name of registrant as specified in its charter)

New York	1-2328	36-1124040
(State or other jurisdiction of incorporation)	(Commission File) Number)	(IRS Employer Identification No.)
222 West Adams Street
Chicago, Illinois 60606
(Address of principal executive offices, including zip code)
(312) 621-6200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Amended and Restated By-Laws. On December 12, 2008, the Board of Directors (the “Board”) of GATX Corporation (the “Company”) amended and restated the Company’s By-laws to revise (i) the advance notice procedures for shareholder nominations for directors and other proposals and (ii) provisions for director and officer indemnification and advancement of expenses. These amendments were effective on December 12, 2008, and are described in further detail below.
     The amendments shortened the deadline for shareholder proposals and nominations to not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. This compares to a deadline under the prior by-laws of not less than 120 days nor more than 150 days prior to the date of the Company’s proxy statement released to shareholders in connection with the prior year’s annual meeting.
     The amendments expanded the information required to be provided by a shareholder who submits a proposal or director nomination at a meeting of shareholders. Any shareholder submitting the proposal or nomination would be required to disclose, with respect to itself and any of its affiliates and associates, (i) the class and number of shares owned, (ii) any derivative, swap or other transaction which gives that party economic risk similar to ownership in the Company; (iii) any proxy, agreement or relationship that confers a right to vote any shares of the Company; (iv) any agreement or relationship engaged in to increase or decrease the level of risk to, or the voting power of, the proposing persons with respect to the shares of the Company; (v) any rights to dividends on the Company’s shares that are separated or separable from the underlying shares; (vi) any performance-related fees the proposing persons are entitled to based on the increase or decrease in the value of any shares of the Company; and (vii) any other information relating to the proposing persons that would be required to be disclosed in a proxy statement filed under Section 14 of the Exchange Act. The amendments also require the disclosure of certain financial and other relationships between the shareholder submitting a nomination and its director nominees. Under the amendments, a shareholder submitting a proposal is required to provide a description of the proposal and any agreements, arrangements, and understandings between proposing person and other shareholders of the Company in connection with the proposed business. The amendments require that the disclosures above be updated and supplemented, if necessary, so as to be accurate as of the record date for a meeting and as of shortly prior to the meeting. The amendments also clarify that the advance notice by-law requirements do not apply to proposals submitted by shareholders for inclusion in the Company’s proxy statement in accordance with Rule 14a-8.
     The amendments revised the director and officer indemnification provisions to provide that they constitute contract rights legally binding on the Company given in consideration for the performance of services by the directors and officers. The amendments specify that these indemnification rights vest immediately upon commencement of services by the director or officer. Under the amendments, advancement of expenses to current and former directors and officers under appropriate circumstances is mandatory, rather than discretionary. The amendments also clarify that expenses may be advanced only upon receipt by the Company of an undertaking by the director or officer to repay such amount if such person is found to not be entitled to indemnification.
     The description set forth above regarding the Company’s amended and restated by-laws is qualified in its entirety by reference to the full text of such amended and restated by-laws, a copy of which is attached to this current report on Form 8-K as Exhibit 3.1.
     Amendment and Restatement of Certificate of Incorporation. On December 12, 2008, the Board authorized an amendment of the Company’s Certificate of Incorporation to eliminate the class of Series 2 Junior Participating Preferred Stock, par value $1.00 per share (the “Series 2 Preferred Stock”), that had been authorized in connection with the Company’s Rights Agreement, dated as of July 14, 1998 (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, f/k/a Chasemellon Shareholder Services, L.L.C. The Rights Agreement expired by its terms on August 14, 2008. The Board also authorized the restatement of the Company’s Certificate of Incorporation to reflect the elimination of the Series 2 Preferred Stock. The amendment and restatement of the Certificate of Incorporation were effective upon filing with the Secretary of State of the State of New York on December 17, 2008. The description set forth above regarding the amendment and restatement of the Certificate of Incorporation is qualified in its entirety by reference to the full text of the certificate of amendment and the restated certificate, copies of which are attached to this current report on Form 8-K as Exhibits 3.2 and 3.3, respectively.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GATX CORPORATION
(Registrant)
/s/Robert C. Lyons
Robert C. Lyons
Senior Vice President and Chief Financial Officer (Duly Authorized Officer)

Date: December 18, 2008

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
3.1	Amended and Restated Bylaws of GATX Corporation	Filed Electronically

3.2	Certificate of Amendment to Certificate of Incorporation of GATX Corporation	Filed Electronically

3.3	Restated Certificate of Incorporation of GATX Corporation	Filed Electronically